UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 15, 2017

Emclaire Financial Corp
(Exact name of registrant as specified in its charter)

Pennsylvania	001-34527	25-1606091
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

612 Main Street, Emlenton, Pennsylvania	16373
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(844) 767-2311

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)  On November 15, 2017, Emclaire Financial Corp (the "Corporation" or the "Registrant") and The Farmers National Bank of Emlenton, the wholly owned national bank subsidiary of the Corporation (the "Bank"), entered into an amended and restated change in control agreement with Amanda L. Engles, Treasurer and Chief Financial Officer of the Corporation and Senior Vice President and Chief Financial Officer of the Bank (the "Change in Control Agreement").  Also on November 15, 2017, the Bank entered into a Supplemental Executive Retirement Plan Agreement (the "Supplemental Agreement") with Ms. Engles.

The Corporation and the Bank had previously entered into a change in control agreement with Ms. Engles as of February 15, 2012, which was amended and restated as of November 18, 2015.  The new Change in Control Agreement with Ms. Engles expires on December 31, 2019, and the term will renew for successive one-year periods each January 1 unless notice to the contrary is provided at least 30 days prior to the renewal.  If a change in control (as defined in the agreement) occurs during the term of the agreement at a time when there is less than one year remaining in the term, then the remaining term of the agreement will be automatically extended until the one-year anniversary of the completion of the change in control.  The Change in Control Agreement provides that if Ms. Engles is terminated by the Corporation or the Bank (or any successor) within 24 months subsequent to a change in control of the Corporation or the Bank for other than cause, disability, retirement or the executive's death or if the executive terminates employment for good reason (as defined in the agreement) after a change in control of the Corporation or the Bank, then Ms. Engles will be entitled to the payment of a lump sum cash severance amount equal to two times the executive's highest annual compensation (as defined in the agreement) during the year of termination or either of the two preceding calendar years, the continuation of the executive's insurance benefits for up to 24 months and a lump sum cash payment equal to the projected cost of providing certain other benefits for 24 months, provided that such payments will be limited if they are deemed "parachute payments" under Section 280G of the Internal Revenue Code as amended.

The Change in Control Agreement was amended to change the cash severance amount payable to Ms. Engles subsequent to a change in control from one and one half times Ms. Engles' annual compensation to two times Ms. Engles' annual compensation.  The Corporation and the Bank have entered into similar change in control agreements with other officers.

The Bank had previously entered into Supplemental Agreements with William Marsh, Matthew Lucco and Jennifer Roxbury.  The Supplemental Agreements are non-qualified defined benefit plans and are unfunded. The Supplemental Agreements have no assets, and the benefits payable under the Supplemental Agreements are not secured.  Participants in the Supplemental Agreements are general creditors of the Bank in regards to their vested benefits. The Supplemental Agreements provide for retirement benefits upon reaching age 65, and the participants become vested in their benefits up until their normal retirement age. Upon attaining normal retirement age, Ms. Engles would be entitled to $780,000 over a 20-year period under her Supplemental Agreement.

The Supplemental Agreements provide that in the event of a change in control of the Corporation or the Bank (as defined in the agreements), the executive will receive his or her supplemental retirement benefits in a lump sum payment if the change in control occurs before the executive's employment is terminated and before the executive reaches normal retirement age.  Payments could be limited if they are deemed "parachute payments" under Section 280G of the Internal Revenue Code, as amended.

The Supplemental Agreements prohibit the executives from competing against the Bank or soliciting customers or employees of the Bank for a period of three years following a termination of employment if such termination occurs prior to a change in control. If Ms. Engles is still employed at the time of a change in control, the Supplemental Agreement with Ms. Engles imposes non-compete and non-solicitation provisions for a period of six months following the change in control.

For additional information, reference is made to the Change in Control Agreement and the Supplemental Agreement included as Exhibits 10.1 and 10.2, respectively, which are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits

The following exhibits are filed herewith.

Exhibit Number	Description
10.1	Amended and Restated Change in Control Agreement between Emclaire Financial Corp, The Farmers National Bank of Emlenton and Amanda L. Engles, dated as of November 15, 2017
10.2	Supplemental Executive Retirement Plan Agreement between The Farmers National Bank of Emlenton and Amanda L. Engles, dated as of November 15, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMCLAIRE FINANCIAL CORP

Date: November 20, 2017	By:	/s/William C. Marsh
William C. Marsh
President and Chief Executive Officer

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